AMENDMENT TO
EXPENSE LIMITATION AGREEMENT
BETWEEN
GPS FUNDS II
AND
GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

This Amendment (the “Amendment”) is entered into as of ______________, 2012, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

The parties hereby amend the Expense Limitation Agreement dated March 18, 2011 (the “Agreement”), as set forth below.  Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

Effective immediately, Appendix A of the Agreement is replaced with Appendix A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

GPS Funds II

___________________________________
Name:
Title:

Genworth Financial Wealth Management, Inc.

___________________________________
Name:
Title:

SCHEDULE A

Fund	Expense Limit*
GuidePath Strategic Asset Allocation Fund	0.50%
GuidePath Tactical Constrained Asset Allocation Fund	0.50%
GuidePath Tactical Unconstrained Asset Allocation Fund	0.60%
GuidePath Absolute Return Asset Allocation Fund	0.60%
GuideMark Opportunistic Fixed Income Fund	1.05%
GuideMark Global Real Return Fund	1.05%
GuidePath Multi-Asset Income Asset Allocation Fund	[0.60]%
GuidePath Altegris Multi-Strategy Alternative Allocation Fund	[0.40]%
GuidePath Fixed Income Allocation Fund	[0.50]%

* As an annual percentage of the Fund’s average daily net assets.